Exhibit 99.(a)(1)(P)

VERISIGN, INC.

ELECTION FORM

(to be submitted via facsimile)

RE: TENDER OF ELIGIBLE OPTIONS PURSUANT TO THE OFFER TO AMEND OR REPLACE

DATED JULY 27, 2007

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., PACIFIC TIME, ON

AUGUST 23, 2007, UNLESS THE OFFER IS EXTENDED.

Name:	Employee ID:

Address:

Important: Read the remainder of this Election Form before completing and signing this page.

Indicate your decision to tender your Eligible Options identified below for amendment or replacement by checking the “Amend or Replace This Eligible Option” box. If you do not want to tender one or more of your Eligible Options for amendment or replacement, check the “Do Not Amend or Replace This Eligible Option” box for those particular options. If you do not clearly check the “Amend or Replace This Eligible Option” box with respect to an Eligible Option, your election with respect to that option will default to “Amend or Replace None.” In that event, such Eligible Option will not be amended or replaced, and you will not become entitled to any special cash bonus payable with respect to that Eligible Option. You may tender only a portion of an Eligible Option Grant.

Grant Date	Option Number	Total Number of Exercisable Shares	Number of Option Shares Eligible for Tender Offer Amendment	Measurement Date	Fair Market Value of VeriSign Common Stock on Measurement Date	Amend or Replace This Eligible Option	Amend or Replace None
						☐	☐
						☐	☐

Signature:

Date:

IMPORTANT: YOU MUST ALSO SIGN ON PAGE 3.

Please read the Instructions of this Letter of Transmittal and then complete, sign and date the table on the cover page and the signature block on page 3 and return the entire Letter of Transmittal (including the instructions) via FACSIMILE to Jeffrey K. Bergmann of VeriSign, Inc. at (650) 426-3403.

To: VeriSign, Inc.:

By checking the “Amend or Replace This Eligible Option” box in the table on the cover page of this Election Form, I understand and agree to all of the following:

1. As soon as practicable after the Amendment Date, VeriSign will return to me a final and completed Stock Option Amendment and Bonus Agreement in which there is indicated the Adjusted Exercise Price for each Amended Option and the dollar amount of any Cash Bonus to which I will be entitled with respect to that option. Should an Eligible Option I tender for amendment have an exercise price per share at or above the closing price per share of VeriSign common stock on the Amendment Date, that option will be canceled on the Amendment Date and immediately replaced with a New Option that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date, but with a new grant date. An Option Agreement for the New Option will be delivered to me as soon as administratively practicable following the Amendment Date.

2. If I cease to remain employed by VeriSign or any affiliated entity after I tender my Eligible Options but before VeriSign accepts those options for amendment or replacement, my Eligible Options will not be amended or replaced, and I will not become entitled to any Cash Bonus, if applicable.

3. Until the Expiration Date, I will have the right to change my election with respect to my Eligible Options. However, after that date I will have no further right to change my election with respect to my Eligible Options, unless VeriSign does not accept my tendered Eligible Options before September 24, 2007, the 40th business day after commencement of the Offer. In that event, I may then revoke my elections with respect to my tendered Eligible Options at any time prior to VeriSign’s acceptance of those options for amendment or replacement pursuant to the Offer.

4. The tender of my Eligible Options pursuant to the procedure described in Section 4 of the Offer and the instructions to this Election Form will constitute my acceptance of all of the terms and conditions of the Offer. VeriSign’s acceptance of my tendered Eligible Options for amendment or replacement pursuant to the Offer will constitute a binding agreement between VeriSign and me in accordance with the terms and subject to the conditions of the Offer.

5. I am the registered holder of the Eligible Options tendered hereby, and my name, employee identification number and other information appearing on the cover page of this Election Form are true and correct.

6. I am not required to tender my Eligible Options pursuant to the Offer. However, if I do not tender such options or if those options are not otherwise amended or replaced pursuant to the Offer, then these Eligible Options will not be in compliance with Section 409A of the Internal Revenue Code.

7. VeriSign cannot give me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisor as to the consequences of participating or not participating in the Offer.

8. Under certain circumstances set forth in the Offer document, VeriSign may terminate or amend the Offer and postpone its acceptance and amendment or replacement of the tendered Eligible Options. In the event the Eligible Options tendered herewith are not accepted for amendment or replacement, those options will be returned to me promptly following the expiration or termination of the Offer.

9. I understand that neither VeriSign nor VeriSign’s Board of Directors is making any recommendation as to whether I should tender my Eligible Options for amendment or replacement, and that I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences. I understand that the Amended Options resulting from the amendment of my tendered Eligible Options may decline in value and may be “out of the money” when I decide to exercise those options. I further understand that past and current market prices of VeriSign common stock may provide little or no basis for predicting what the market price of VeriSign common stock will be when VeriSign amends or replaces my tendered option or at any other time in the future.

10. I hereby acknowledge that I have read the documents related to the Offer listed below:

1. Offer To Amend or Replace Eligible Options

2. Instructions to this Election Form

3. Stock Option Amendment and Bonus Agreement

4. 2006 Equity Incentive Plan Stock Option Agreement

11. I hereby elect to participate in the Offer with respect to my Eligible Options as previously identified, and I hereby tender such Eligible Options for amendment or replacement in accordance with the Offer to Amend or Replace Eligible Options. I agree that the options identified are the Eligible Options I hold. I agree and understand that each of the Eligible Options which I have tendered pursuant to the Offer will be amended or replaced, unless I submit a new, properly completed Election Form prior to the expiration of the Offer.

12. I further understand that I will receive an Election Confirmation Statement via email at my VeriSign e-mail address listed below within one business day after the submission of my Election Form on the Offer website. If I have not received an Election Confirmation Statement in the timeframe prescribed, I agree that it is my responsibility to confirm that VeriSign has received my complete submission by emailing to 409A-admin@verisign.com a copy of this Election Form.

13. I acknowledge that the Offer and the other documents and communications regarding the Offer are being delivered to me electronically. Such means of electronic delivery may include, but does not necessarily include, the delivery of a link to a VeriSign intranet site, the delivery of a document via email or such other means of delivery specified by VeriSign. By executing this Election Form, I acknowledge that I have read this provision and consent to the electronic delivery of the documents. I acknowledge that I may receive from VeriSign a paper copy of any documents delivered electronically at no cost to me by contacting VeriSign by telephone or in writing using the contact information on the Instructions to this Election Form. I further acknowledge that I will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails or I do not otherwise have access to the Offer website. Similarly, I understand that I must provide VeriSign with a paper copy of any documents if my attempted delivery of such documents electronically fails or I do not otherwise have access to the Offer Website.

14. My signature is required in order to participate in this Offer. By signing below I am agreeing to the terms of the Election Form and to the use of my signature which will make my election a binding agreement between VeriSign and me in accordance with the terms and conditions of the Offer.

SIGNATURE OF OPTIONEE

By:
Signature of Optionee or Authorized Signatory

Print Optionee’s Full Name

Date: , 2007

Address (if different than on cover page)

Office Telephone: ( )

Email address:

Employee Identification Number (see cover page):

Please read the Instructions of this Letter of Transmittal and then complete, sign and date the table on the cover page and the signature block on page 3 and return the entire Letter of Transmittal (including the instructions) via FACSIMILE to Jeffrey K. Bergmann of VeriSign, Inc. at (650) 426-3403.

DELIVERY OF THIS ELECTION FORM VIA FACSIMILE

TO A NUMBER OTHER THAN THE FACSIMILE NUMBER ABOVE

WILL NOT CONSTITUTE A VALID DELIVERY.

INSTRUCTIONS TO ELECTION FORM

Terms used without definition herein shall have the same meanings ascribed to them in the Offer.

1.	Delivery of Election Form.

A properly completed and duly executed Election Form must be received by VeriSign by 11:59 p.m. Pacific Time on the Expiration Date (August 23, 2007).

VeriSign intends to disseminate an “Election Confirmation Statement” via e-mail to your VeriSign e-mail address within one business day after your submission of your Election Form on the Offer Website at https://vrsn.equitybenefits.com. If you have not received an “Election Confirmation Statement” in the timeframe prescribed, VeriSign recommends you e-mail a copy of your confirmation of your election from the Print Confirmation webpage to 409A-admin@verisign.com prior to the expiration of the Offer.

You may change your election with respect to your Eligible Options at any time up to 11:59 p.m. Pacific Time on the Expiration Date (August 23, 2007). If the Offer is extended by VeriSign beyond that time, you may change your election with respect to your tendered Eligible Options at any time until the extended expiration of the Offer.

In addition, if VeriSign does not accept your tendered option by 11:59 p.m. Pacific Time on September 24, 2007, you may revoke your election with respect to your tendered options at any time thereafter until those options are accepted for amendment or replacement. To validly change or revoke your election, you must access the Offer Website at https://vrsn.equitybenefits.com and complete and deliver a new Election Form to VeriSign prior to the expiration of the Offer. You should print a copy of your revised Election Form and updated confirmation from the Print Confirmation webpage and keep those documents with your other records for the Offer. You may change your previously submitted elections as many times as you would like prior to the expiration of the Offer.

VeriSign will not accept any alternative, conditional or contingent tenders. All persons tendering Eligible Options will, by completing and executing the Election Form, waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer.

2.	Tenders.

If you intend to tender your Eligible Options for amendment or replacement pursuant to the Offer, you must access your account at the Offer Website at https://vrsn.equitybenefits.com, and properly complete and duly execute the Election Form. If you decide to tender a particular Eligible Option, you must tender all of that option for amendment or replacement. If you hold more than one Eligible Option, you may elect to tender one or more of those options and retain the balance.

3.	Signatures on this Election Form.

You must sign this Election Form on pages 1 and 3 and return it to VeriSign via facsimile to Jeffrey K. Bergmann at (650) 426-3403. To obtain a paper Election Form, please call the PricewaterhouseCoopers LLP hotline at (408) 817-1207 if calling in California or (800) 434-2234 if calling outside of California, or e-mail 409A-admin@verisign.com.

4.	Requests for Assistance or Additional Copies of the Election Form.

Any questions or requests for assistance, as well as requests for paper copies of the Offer document, this Election Form or the Stock Option Amendment and Bonus Agreement, may be directed to PricewaterhouseCoopers LLP at (408) 817-1207 if calling in California or (800) 434-2234 if calling outside of California or 409A-admin@verisign.com. Copies will be furnished promptly at VeriSign’s expense.

5.	Irregularities.

VeriSign will determine, in its discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tendered option. VeriSign will also decide, in its discretion, all questions as to (i) the portion of each retroactively priced option which comprises an Eligible Option for purposes of the Offer; (ii) the number of shares of common stock purchasable under each Amended Option at the Adjusted Exercise Price, (iii) the Adjusted Exercise Price to be in effect under each Amended Option, (iv) the amount of the Cash Bonus payable with respect to each Amended Option with an Adjusted Exercise Price in excess of the exercise price per share in effect for that option immediately prior to the amendment, and (v) the cancellation of tendered Eligible Options with exercise prices above the fair market value of VeriSign common stock on the Amendment Date and the replacement of those canceled options with New Options.

VeriSign’s determination of such matters will be final and binding on all parties.

VeriSign reserves the right to reject any or all tenders which it determines do not comply with the conditions of the Offer, are not in proper form or the acceptance of which would be unlawful. VeriSign also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in the tender with respect to any particular Eligible Option or any particular Eligible Optionee, and VeriSign’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of an Eligible Option will be deemed to be properly made until all defects and irregularities have been cured by the tendering Eligible Optionee or waived by VeriSign. Unless waived, any defects or irregularities in connection with the tender of an Eligible Option must be cured within such time as VeriSign shall determine. Neither VeriSign nor any other person is or will be obligated to give notice of any defects or irregularities with respect to the tendered options, and no person will incur any liability for failure to give any such notice. If the table on the Election Form includes options that are not eligible for the Offer, VeriSign will not accept those options for amendment or replacement, but VeriSign does intend to accept for amendment or replacement any properly tendered Eligible Option set forth in that table.

6.	Important Tax Information. You should refer to Section 15 of the Offer, which contains important U.S. federal tax information concerning the Offer. All Eligible Optionees with Eligible Options are strongly encouraged to consult with their own tax advisors as to the consequences of their participation in the Offer.

7.	Copies. You should print a copy of the Print Confirmation for your records after you have completed and electronically signed the Election Form.

Important: The completed and signed Election Form must be received by VeriSign by 11:59 P.M. Pacific Time on the Expiration Date (August 23, 2007).